CONSENT OF DAREN DELL

January 23, 2026

VIA EDGAR

United States Securities and Exchange Commission

Re:	Form F-3 Registration Statement to be filed by Americas Gold and Silver Corporation (the "Company")

I, Daren Dell hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical information (collectively, the "Technical Information"):

  Technical report titled "Technical Report on the San Rafael Mine and the EC120 Preliminary Feasibility Study, Sinaloa, Mexico", dated May 17, 2019;
  Technical report titled "Technical Report on the Galena Complex, Shoshone County, Idaho, USA", dated December 23, 2016;
  the following estimates, each with an effective of December 31, 2024:
  Mineral reserve estimate for San Rafael;
  Mineral reserve estimate for El Cajón;
  Mineral reserve estimate for Zone 120;
  Mineral reserve estimate for the Galena Complex;

and to the use of any extracts from, or summary of, the Technical Information in, or incorporated into, the Registration Statement on Form F-3 of the Company being filed with the United States Securities and Exchange Commission, and any amendment thereto (the "Form F-3"), and the use of any information derived, summarized, quoted or referenced from the Technical Information, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form F-3.

I certify that I have read the Form F-3 and the documents incorporated by reference therein and that it fairly and accurately represents the information in the Technical Information for which I am responsible.

/s/ Daren Dell
Daren Dell